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                                                                    Exhibit 10.7

                               HOLDCO MIRROR NOTES

                                    AGREEMENT

      This MIRROR NOTES AGREEMENT (the "Agreement") is entered into as of the 22nd day of November, 2004, by and between Charter Communications, Inc., a Delaware corporation ("CCI") and Charter Communications Holding Company, LLC, a Delaware limited liability company ("Holdco"), with reference to the following facts (capitalized terms used but not otherwise defined herein shall have the meanings set forth in Exhibit A hereto):

            A. CCI is the beneficial owner of the Mirror Note dated as of October 30, 2000 (the "2005 Mirror Note") which had an original principal balance of $750 Million, which 2005 Mirror Note has economic terms substantially identical to those of CCI's 5.75% Convertible Senior Notes due 2005 (the "2005 CCI Notes");

            B. The remaining principal balance of the 2005 Mirror Note is approximately $588 million after giving effect to (i) the cancellation of $131,969,000 principal amount in exchange for certain notes of CCH II, LLC on September 23, 2003; which notes were distributed to certain holders of the 2005 CCI Notes in exchange for 2005 CCI Notes (ii) the cancellation of $10 million in principal amount in exchange for 2,385,705 common mirror units on March 29, 2004, in connection with a similar exchange of shares for notes by CCI with a holder of 2005 CCI Notes and (iii) the cancellation of $20 million in principal amount in exchange for 4,867,113 common mirror units on May 6, 2004, in connection with a similar exchange of shares for notes by CCI with a holder of 2005 CCI Notes;

            C. Pursuant to a Purchase Agreement dated November 16, 2004 (the "Purchase Agreement"), CCI has agreed to issue and sell (after giving effect to the exercise of the initial purchasers' over-allotment option in full, which occurred on November 18, 2004) $862,500,000 principal amount of its new 5.875% convertible senior notes due 2009 (the "2009 CCI Notes");

            D. CCI has agreed to redeem the 2005 CCI Notes promptly following the closing of the sale of the 2009 CCI Notes (the "Closing"), at a redemption price per note equal to the current redemption price as specified in the indenture governing the 2005 CCI Notes (the "Redemption Price") plus all accrued and unpaid interest thereon to (but not including) the redemption date of the 2005 CCI Notes (the "Redemption Date"); and

            E. CCI and Holdco wish to arrange for, on the terms and conditions set forth herein, the loan by CCI to Holdco, concurrently with the Closing of the proceeds of the 2009 CCI Notes, to be evidenced by a new mirror note, which new mirror note will contain economic terms substantially identical to those of the 2009 CCI Notes. Holdco intends to repay all amounts outstanding under the 2005

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      Mirror Note (including any accrued and unpaid interest thereon) to CCI prior to or concurrently with the redemption by CCI of the 2005 CCI Notes.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

      1. Purchase of 2009 Mirror Note; Pledges. In consideration for the on-lending by CCI to Holdco of the proceeds of the 2009 CCI Notes, subject to the terms and conditions of this Agreement, CCI agrees to purchase from Holdco, and Holdco hereby agrees to issue and sell to CCI, a new mirror note (the "2009 Mirror Note") in the original aggregate principal amount of $862,500,000, with economic terms that are substantially identical to those of the 2009 CCI Notes, which terms are as described in the Offering Memorandum dated November 16, 2004 ("Offering Memorandum"). In the event that CCI elects from time to time to accrete the principal amount of the 2009 CCI Notes as described in the Offering Memorandum, the principal amount of the 2009 Mirror Note shall accrete by a like amount. Holdco agrees to use a portion of the purchase price to purchase Pledged Securities (as described in the Offering Memorandum), which Holdco will promptly pledge to CCI as security for the 2009 Mirror Note, pursuant to pledge and escrow arrangements established by Holdco, CCI and the trustee and collateral agent under the indenture for the 2009 CCI Notes. Holdco hereby consents to the repledge by CCI of its interest in the Pledged Securities for the benefit of holders of the 2009 CCI Notes.

      2. Repayment of 2005 Mirror Note. On the Redemption Date, Holdco shall pay or cause to be paid to or on behalf of CCI in cash the sum of (a) all accrued and unpaid interest on the 2005 Mirror Note to, but not including, the Redemption Date, on the terms set forth in the Mirror Note, and (b) the costs and expenses relating to the redemption of the 2005 CCI Notes. In exchange therefor, CCI shall sell, assign and transfer to Holdco all right, title and interest in and to, the 2005 Mirror Note and all Claims in respect of or arising or having arisen as a result of, CCI's status as a holder of, the entire amount of the 2005 Mirror Note, free and clear of all Liens.

      3. Covenants.

                  (a) Reasonable Efforts to Close. CCI and Holdco shall use reasonable efforts to take such actions as are necessary or desirable to consummate the transactions contemplated by this Agreement.

                  (b) Acknowledgment of One-for-one Requirement. CCI and Holdco acknowledge and agree that the transactions contemplated herein are required pursuant to their respective restated certificate of incorporation and limited liability company agreement in order to maintain the one-for-one requirements contained therein.

                  (c) New Mirror Note Not Registered. Each of CCI and Holdco acknowledges and agrees that the 2009 Mirror Note, when issued, will not have been registered under the Securities Act and are issued in reliance upon an

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   exemption from the registration requirements of the Securities Act. Each of
   CCI and Holdco acknowledges and agrees that it has not offered, sold or delivered the 2009 Mirror Note to be acquired by CCI, and neither of them will offer, sell or deliver such 2009 Mirror Note except pursuant to an exemption from registration to the extent available under the Securities Act.

      4. Conditions to Closing.

      4.1 Issuance of 2009 CCI Notes. The obligations of CCI and Holdco to close the issuance of the 2009 Mirror Note and pledge of Pledged Securities are subject to the consummation of the sale of the 2009 CCI Notes.

      4.2 Redemption of 2005 Mirror Note. The obligation of Holdco to repay the 2005 Mirror Note prior to or on the Redemption Date is subject to the condition subsequent of the consummation of the redemption by CCI of the 2005 CCI Notes.

      5. Termination and Amendment.

      5.1 By Mutual Consent. This Agreement may be terminated or amended at any time prior to the Closing Date by the mutual written consent of CCI and Holdco.

      5.2 By CCI. This Agreement may be terminated or amended by CCI solely to reflect the termination of the Purchase Agreement.

      5.3 Effect of Termination. If this Agreement is terminated as provided in this Section 4, then this Agreement will forthwith become null and void and there will be no liability on the part of any party hereto to any other party hereto or any other person or entity in respect thereof, provided that the obligations of the parties described in Section 5.3 will survive any such termination.

      6. Miscellaneous.

      6.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York without regard to principles of conflicts of law or choice of law.

      6.2 Further Assurances; Additional Documents. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon the reasonable request of the other party. In that regard, the parties agree to equitably adjust the terms of this agreement and/or the 2009 Mirror Notes from time to time as may be necessary to ensure that the 2009 Mirror Note qualifies as a mirror security, in respect of all 2009 CCI Notes, for purposes of CCI's certificate of incorporation.

      6.3 Fees and Expenses. Holdco shall be responsible for all fees and expenses of each party in connection with this agreement, the financing resulting from the issuance and sale of the 2009 CCI Notes and the 2009 Mirror Note and the redemption of the 2005 CCI Notes and 2005 Mirror Note. Holdco will either reimburse CCI for all such

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expenses or pay such expenses directly. Holdco specifically agrees to pay to the initial purchasers (who shall be third party beneficiaries only with respect to this provision of this agreement) under the Purchase Agreement an amount equal to 3.5% of the aggregate initial principal amount of the 2009 CCI Notes as a fee for the management of that offering.

      6.4 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to attempt to agree on a modification of this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

      6.5 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement and understandings between the parties concerning the sale and issuance of the 2009 Mirror Note and the proposed redemption and cancellation of the remaining 2005 Mirror Note and the other matters described therein and supersedes and replaces any and all prior agreements and understandings.

      6.6 No Oral Modification. This Agreement may only be amended in writing signed by CCI and Holdco.

      6.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand, by reputable overnight courier or by facsimile transmission (with receipt of successful and full transmission) to the applicable parties hereto at the address stated on the signature pages hereto or if any party shall have designated a different address or facsimile number by notice to the other party given as provided above, then to the last address or facsimile number so designated.

      6.8 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the state of New York or any New York state court in the event any dispute arises out of this agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the state of New York.

      6.9 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile signatures shall constitute original signatures.

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                          [NEXT PAGE IS SIGNATURE PAGE]

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                     SIGNATURE PAGE TO MIRROR NOTE AGREEMENT

      IN WITNESS WHEREOF the parties have executed this Agreement on the date set forth below.

                                             "CCI"
Dated: November 22, 2004                     Charter Communications, Inc.

                                             By:   /s/ Derek Chang
                                                   -----------------------
                                             Name: Derek Chang
                                             Its:  Executive Vice President

NOTICE ADDRESS:
Charter Communications, Inc.                 With a copy to:
12405 Powerscourt Drive                      Irell & Manella LLP
St. Louis, Missouri  63131                   1800 Avenue of the Stars, Suite 900
Facsimile: (314) 965-8793                    Los Angeles, CA  90067
Attn: Carl Vogel and Curtis S. Shaw, Esq.    Facsimile:  (310) 203-7199
                                             Attn:  Alvin G. Segel, Esq.

                                             "HOLDCO"
Dated: November 22, 2004                     Charter Communications Holding
                                             Company, LLC

                                             By:   Charter Communications, Inc.,
                                                   as manager

                                             By:   /s/ Derek Chang
                                                   -----------------------
                                             Name: Derek Chang
                                             Its:  Executive Vice President

NOTICE ADDRESS:
Charter Communications Holding Company, LLC  With a copy to:
12405 Powerscourt Drive                      Irell & Manella LLP
St. Louis, Missouri  63131                   1800 Avenue of the Stars, Suite 900
Facsimile: (314) 965-8793                    Los Angeles, CA  90067
Attn: Carl Vogel and Curtis S. Shaw, Esq.    Facsimile: (310) 203-7199
                                             Attn: Alvin G. Segel, Esq.

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                                    EXHIBIT A

                               CERTAIN DEFINITIONS

            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            "Claims" means any claims, actions, causes of action, liabilities, agreements, demands, damages, debts, rights, interests, obligations, suits, judgments and charges of whatever nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, known or unknown, that exist or may exist as of the date of this Agreement, or thereafter arising in law, equity or otherwise.

            "Governmental Authority" means the United States of America, any state, commonwealth, territory or possession of the United States of America, any foreign state and any political subdivision or quasi governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

            "Legal Requirement" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any judgment or order and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

            "Lien" means any security interest, any interest retained by the transferor under a conditional sale or other title retention agreement, mortgage, lien, pledge, option, encumbrance, adverse interest, constructive exception to, defect in or other condition affecting title or other ownership interest of any kind, which constitutes an interest in or claim against property, whether or not arising pursuant to any Legal Requirement.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Transaction Documents" means this Agreement and the other documents and instruments to be executed and delivered in connection herewith at or prior to the Closing.